SUBSIDIARIES OF T. ROWE PRICE GROUP, INC.                        EXHIBIT 21
DECEMBER 31, 2020

Subsidiary companies (1)	Place of incorporation
T. Rowe Price Advisory Services, Inc.	Maryland
T. Rowe Price Associates, Inc.	Maryland
TRP Suburban, Inc.	Maryland
TRP Suburban Second, Inc.	Maryland
TRP Colorado Springs, LLC	Maryland
TRP Office Florida, LLC	Maryland
T. Rowe Price Trust Company	Maryland
T. Rowe Price Investment Services, Inc.	Maryland
T. Rowe Price Services, Inc.	Maryland
T. Rowe Price Retirement Plan Services, Inc.	Maryland
T. Rowe Price (Canada), Inc.	Maryland
TRPH Corporation	Maryland
T. Rowe Price Exchange-Traded Funds, Inc.	Maryland
T. Rowe Price Global Funds, Inc.	Maryland
T. Rowe Price Index Trust, Inc.	Maryland
T. Rowe Price International Funds, Inc.	Maryland
T. Rowe Price Multi-Sector Account Portfolios, Inc.	Maryland
T. Rowe Price Quantitative Management Funds, Inc.	Maryland
T. Rowe Price Retirement Funds, Inc.	Maryland
T. Rowe Price Short-Term Bond Fund, Inc.	Maryland
T. Rowe Price Funds SICAV	Luxembourg
T. Rowe Price International Ltd	United Kingdom
T. Rowe Price UK Ltd.	United Kingdom
T. Rowe Price Hong Kong Limited	Hong Kong
T. Rowe Price Singapore Private Ltd.	Singapore
T. Rowe Price (Switzerland) GmbH	Switzerland
T. Rowe Price (Luxembourg) Management Sarl	Luxembourg
T. Rowe Price Japan, Inc.	Japan
T. Rowe Price Australia, Ltd.	Australia
(1)Other subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.